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EXHIBIT 11.1

CSFB (USA), INC.
SCHEDULE OF COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING
AND BASIC EARNINGS PER SHARE FOR THE QUARTERS AND SIX MONTHS ENDED
JUNE 30, 2001 AND 2000
(in thousands, except share and per share data)

	Quarters Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
CSFB (USA) Common Stock
Weighted Average Common Shares:
Average Common Shares Outstanding	1,000	1,000	1,000	1,000
Average Restricted Stock Units Outstanding	—	—	—	—

Weighted Average Common Shares Outstanding	1,000	1,000	1,000	1,000

Earnings:
Net Income	$69,029	$162,200	$372,124	$407,400
Less: Preferred Stock Dividend Requirement	5,289	5,289	10,578	10,578
Earnings (Loss) Applicable to Common Shares-CSFBdirect	(5,242)	(1,185)	(12,665)	1,252

Earnings Applicable to Common Shares	$68,982	$158,096	$374,211	$395,570

Basic Earnings Per Common Share	$68,982	$158,096	$374,211	$395,570

CSFBdirect Common Stock
Weighted Average Common Shares:
Average Common Shares Outstanding	18,400,000	18,400,000	18,400,000	18,400,000

Earnings:
Net Income (Loss)	$(5,242)	$(1,185)	$(12,665)	$1,252

Earnings (Loss) Applicable to Common Shares	$(5,242)	$(1,185)	$(12,665)	$1,252

Basic Earnings (Loss) Per Common Share	$(0.28)	$(0.06)	$(0.69)	$0.07

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EXHIBIT 11.1